Exhibit 99.1

Hydril Announces Second Quarter 2006 Earnings Per Share

HOUSTON (July 25, 2006) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the second quarter ended June 30, 2006 of $1.04 per diluted share, up 11% sequentially from $0.94 reported in the first quarter of 2006, and up 44% from $0.72 reported for the second quarter of 2005.

On a sequential basis, second quarter revenue of $142.1 million increased 25%, operating income of $36.2 million was up 10%, and net income of $25.0 million was up 10%. Compared to the second quarter of 2005, revenue increased 55%, operating income increased 45%, and net income increased 45%.

Chris Seaver, President and CEO, commented, “The strong second quarter results reflect the growing demand for our products and services in worldwide markets. As a result of our continuing strong cash flows from operations we have committed to expand our manufacturing capabilities to meet our customers’ needs and return value to our shareholders through share repurchases, which we began in the second quarter with purchases of $25 million.”

Premium Connection Segment

Sequentially, second quarter revenue for Hydril’s premium connection segment increased 22% to $89.4 million, while operating income increased 4% to $28.6 million, and operating margin decreased to 32% from 37%. The majority of the increase in revenue resulted from our successful efforts in the international markets to supply a larger percentage of orders with pipe in addition to threaded connections. As a result, the increase in low margin pass-through pipe reduced the segment’s operating margin for the quarter.

Pressure Control Segment

Second quarter revenue for the pressure control segment increased 30% sequentially to $52.7 million and operating income increased 31% to $13.6 million. Capital equipment revenue increased 45% sequentially to $28.5 million and aftermarket revenue increased 16% to $24.2 million. The increase in capital equipment revenue was primarily the result of progress made on offshore blowout prevention system projects and strong blowout preventer equipment shipments. Segment operating margin for the second quarter was 26%, flat with the first quarter, due to the increase in lower-margin capital equipment revenue.

The capital equipment backlog was $266 million at June 30, 2006, up 14% from $233 million at March 31, 2006, and up from $47 million at June 30, 2005.

Market Indicators

As more fully described on our website at www.hydril.com on the “Market Indicators” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the number of Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rigs under contract, and (5) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss second quarter financial results is scheduled for Wednesday, July 26, 2006 at 8:30 a.m. EDT, (7:30 a.m. CDT) and is accessible by dialing (888) 889-5345 (domestic) or (973) 935-8516 (international) and referencing passcode # 7611130. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated July 13, 2006.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2006 filed with the Securities and Exchange Commission, include but are not limited to competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular to goods and of international and domestic trade laws, the loss of or change to distribution methods of premium connections, the consolidation of end-users, the risks associated with fixed-price contracts, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the ability to attract and retain skilled labor and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations &

Corporate Communications

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)			Six Months Ended (unaudited) June 30,
	June 30, 2006	March 31, 2006	June 30, 2005	2006	2005
Revenue
Premium Connection	$89,422	$73,549	$59,904	$162,971	$110,412
Pressure Control
Capital Equipment	28,513	19,722	11,714	48,235	23,780
Aftermarket	24,179	20,789	19,989	44,968	36,232

Subtotal Pressure Control	52,692	40,511	31,703	93,203	60,012

Total Revenue	142,114	114,060	91,607	256,174	170,424

Total Gross Profit	54,911	49,879	40,465	104,790	75,872
Gross Margin	39%	44%	44%	41%	45%

Selling, General, and Admin. Expenses	18,666	17,028	15,468	35,694	28,776

Operating Income (Loss)
Premium Connection	28,584	27,526	19,891	56,110	38,296
Pressure Control	13,601	10,373	9,572	23,974	17,378
Corporate Administration	(5,940)	(5,048)	(4,466)	(10,988)	(8,578)

Total Operating Income	36,245	32,851	24,997	69,096	47,096
Operating Margin	26%	29%	27%	27%	28%

Loss from Unconsolidated Entites	31	(45)	—	(14)	—

Interest Income	1,891	1,470	943	3,361	1,604
Other Income/(Expense)	(70)	(99)	(146)	(169)	(253)

Income Before Income Taxes	38,097	34,177	25,794	72,274	48,447
Provision for Income Taxes	13,094	11,508	8,545	24,602	16,186

Net Income	$25,003	$22,669	$17,249	$47,672	$32,261

Net Income Per Share:
Basic	$1.05	$0.96	$0.74	$2.01	$1.38
Diluted	$1.04	$0.94	$0.72	$1.98	$1.35

Weighted Average Shares Outstanding:
Basic	23,734,236	23,697,639	23,455,850	23,716,039	23,408,931
Diluted	24,151,659	24,120,861	23,996,733	24,129,478	23,942,291

Depreciation
Premium Connection	$2,372	$2,257	$2,160	$4,629	$4,119
Pressure Control	834	810	755	1,644	1,515
Corporate Administration	529	506	485	1,035	1,006

Total Depreciation	3,735	3,573	3,400	7,308	6,640

Capital Expenditures	9,320	5,005	2,700	14,325	6,764

Pressure Control Backlog
Capital Equipment	$266,357	$232,614	$47,305

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2006 (unaudited)	December 31, 2005
CURRENT ASSETS:
Cash and cash equivalents	$187,055	$65,145
Investments	7,557	108,084
Total receivables	126,916	78,204
Total inventories	72,255	57,646
Deferred tax asset	12,330	11,390
Other current assets	4,781	3,669

Total current assets	410,894	324,138

LONG-TERM ASSETS:
Property, net	111,462	105,138
Other long-term assets	19,954	21,286

Total long-term assets	131,416	126,424

TOTAL	$542,310	$450,562

CURRENT LIABILITIES:
Accounts payable	$43,003	$23,443
Accrued liabilities and other current liabilities	79,384	39,934

Total current liabilities	122,387	63,377

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	15,144	12,143
Post retirement, pension benefits and other	15,040	14,207

Total long-term liabilities	30,184	26,350

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	389,739	360,835

TOTAL	$542,310	$450,562